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                                                                   EXHIBIT 10.19



August 1, 2002


Clive Harrison
220 Piedmont Lane
Danville, CA  94526



Dear Clive:

I am pleased to offer you the position of Executive Vice President, Worldwide Field Operations with Informatica Corporation. In this capacity, you will report to Gaurav Dhillon, CEO, and work to help Informatica be successful powering business insight for global organizations.

The components of your package are:

         1.   An annual base salary of $250,000
         2. Annualized target commission of $250,000 based on successfully achieving your sales quota objectives for your region.
         3.   Annual MBO of $50,000 paid quarterly.
         4.   Car allowance in the amount of $12,000 per year.
         5. In the first year of your employment with Informatica, in the event that (i) your employment with Informatica is terminated without cause or (ii) there is a change in control where Informatica is not the surviving entity and where a substantially similar position is either unavailable or not offered to you, you will be eligible for a severance package equivalent to your gross base salary compensation for a period equal to twelve (12) months as well as a continued vesting of your outstanding stock options during that period. After your first year of employment with Informatica, in the event of the occurrence of (i) or (ii) above, you will be eligible for a severance package equivalent to your gross base salary compensation for a period equal to six (6) months as well as a continued vesting of your outstanding stock options during that period.
         6.   Your annualized on-target earning is estimated to be $550,000.

If you leave the company within twelve months of your hire date, you will be required to reimburse your hire-on and relocation bonuses on a prorated basis.

In addition to your salary, you will be eligible for standard company benefits. These benefits will be available to you on your date of hire. You will also be eligible to participate in the Company's 401(k) and Employee Stock Purchase Plans. In addition, you will be granted 600,000 new hire stock options, subject to approval by the Board of Directors. The option price will be the closing market price of the stock on your first day of employment with Informatica. In the event your first day of employment occurs on a date the markets are closed, your option price will be the closing market price of the stock on the first trading day following your date of employment. Please note that you must indicate the start date of your employment below (as agreed with your manager) and return this letter to Human Resources prior to your first day of work. Vesting begins as of your hire date and continues over four years.

After reading this letter, and the enclosed Proprietary Agreement, indicate your acceptance of these employment terms by signing both documents. Please return this letter and the agreement to our office as indicated below. This offer and the agreement enclosed herewith are valid through August 6, 2002 after which time this offer shall lapse.


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California is an employment at will state. As such, your employment is at the mutual consent of both you and the Company and you are free to resign at any time, just as Informatica is free to terminate your employment at any time, with or without cause, and with or without notice.

This offer is contingent upon your ability to provide us with identification as proof of your right to work in the United States. We are required by law to view your identification and complete the appropriate documentation for our records. It is mandatory for you to present this identification within 3 working days of your hire date. Failure to do so can result in a delay of your ability to begin work.

Please contact the Benefits Department on your first day of employment to schedule a Benefits Orientation at (650) 385-5209 or (650) 385-5535.

Please confirm your agreed upon hire date by indicating it here: August 6, 2002.

Please mail the acceptance letter in the enclosed envelope to Informatica,
Attention: Employment Department, 2100 Seaport Boulevard Redwood City, CA, 94063 and fax a copy to (650) 385-4131.

I look forward to working with you in the future, and on behalf of the company and its employees, extend a warm welcome to you.



Sincerely,



Gaurav Dhillon                          ________________________________________
CEO                                                 Clive Harrison

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